FOR IMMEDIATE RELEASE on July 20, 2006

TREND REPORTS POSITIVE PROGRESS AT ALL PROJECTS

Denver, CO-Trend Mining Company (OTC-TRDM.OB) is pleased to provide investors with a review of projects Company-wide.

Stillwater, Montana: Work continues on preparation of modern resource calculations for the Mouat Nickel-Copper deposit, and plans are firming up for the summer’s field program which will commence in the August-September timeframe. A major effort has been completed to gather and compile decades of data created historically by the Anaconda Corporation and relating to the Mouat deposit: all of the handwritten drill hole locations, bearings, inclinations, and thousands of assays for copper, nickel, and - where available, cobalt - have been entered into a database which now will be used for three-dimensional computer modeling of the mineral resource. On May 1, 2006, Trend announced that the consulting firm DMBW had done a manual estimate of larger portions of the deposit and calculated 22.62 million tons of mineralized material averaging 0.38% nickel and 0.35% copper. Computer modeling of this resource will provide a better estimate and is expected to expand the resource to include portions of the deposit not previously hand calculated. Meanwhile, plans are being finalized for surface drilling to focus on the Mouat, and Trend will not only assay for copper-nickel but from now on will routinely assay for cobalt and platinum group metals (Anaconda was exploring for copper and nickel at the Mouat and only sporadically assayed for the latter metals). Trend is also pursuing the reopening of the Mouat Tunnel as described in Trend’s May 1st press release. Opening the tunnel will provide direct access to portions of the deposit and will then enable year-round access to this mineral resource.

Andacollo, Chile: Start-up issues at the mine have apparently been resolved and the mine is now yielding approximately $500,000 per week in revenues to the owners. Trend holds a 1% net smelter returns royalty on the mine, which translates into revenues for Trend estimated at $5,000 per week or approximately $20,000 per month and payable monthly. This revenue provides a welcome offset to Trend’s ongoing corporate costs and allows Trend to focus on its operations.

Uranium: As of last week, Nuinsco had completed several holes in its 2006 drilling program at Diabase Peninsula, Cree Lake, Saskatchewan. There were some start-up problems which have been resolved, and the full program is now underway. Because of the uranium boom occurring in Canada, there is and will be a tremendous time lag in obtaining assays.

Lake Owen: Trend announced on June 27th that it had granted a lease of the Lake Owen platinum-palladium-iron project to RMP Resources Corp. (“RMP”). All historic technical data has been copied and transferred to RMP, and RMP has commenced its review which will lead to follow up exploration at the property. RMP must spend $5 million to vest its ownership interest, after which Trend will receive a 3% net smelter returns royalty. RMP will pay Trend $35,000 in advance minimum royalties per year prior to earning in as well as undertaking to pay all underlying BLM and County filing fees. Minimum annual work commitments for 2006-2007 will total $200,000, escalating to $350,000 in 2007-2008 and $500,000 thereafter.

Peter Lake, Saskatchewan: Trend continues its efforts to market this high risk/high potential base metal-PGM play in northern Saskatchewan. A number of suitors are reviewing the data and one is planning a field review, but there are no firmer results to report.

Trend Mining Company is a diversified, U.S.-based minerals company that offers investors exposure and leverage to discovery of precious and base metals. Trend's properties include its royalty interest in the Andacollo gold mine in Chile, along with a compelling portfolio of PGM, base metal, and uranium exploration projects in the United States and Canada.  Trend is led by highly-qualified management and a strong Board of Directors. Trend stock trades on the OTC Bulletin Board (TRDM.OB).

Throughout this press release there are forward looking statements and assumptions made by management within the meaning of Section27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected are, but not limited to, adverse price fluctuations of underlying metals, the Company's ability to acquire and develop properties, competition from larger more established companies, the ability to finance future acquisitions and projects, governmental regulation and such other risks as noted in the Company’s 2005 Form 10-K and subsequent Form 10-Q filings with the Securities and Exchange Commission. Trend Mining Company believes that the projects it has entered into and those it will enter into show promise, but there can be no guarantee of that. This press release is for informational purposes only and should not be construed as an offer to solicit, buy, or sell any security.

For further information, contact:  Thomas Loucks, President & CEO
        Trend Mining Company
        303-798-7363